Exhibit 99.4

SONIC AUTOMOTIVE, INC.

OFFER TO EXCHANGE

6.125% Senior Subordinated Notes Due 2027, Series B,

Which Have Been Registered Under The Securities Act of 1933, As Amended

For Any And All Outstanding

6.125% Senior Subordinated Notes Due 2027, Series A,

Which Have Not Been Registered Under The Securities Act of 1933, As Amended

To Registered Holders:

We are enclosing herewith the materials listed below relating to the offer (the “Exchange Offer”) by Sonic Automotive, Inc. (the “Company”) to exchange up to $250,000,000 aggregate principal amount of its 6.125% Senior Subordinated Notes due 2027, Series B (the “Series B notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $250,000,000 aggregate principal amount of its 6.125% Senior Subordinated Notes due 2027, Series A (the “Series A notes”) upon the terms and subject to the conditions set forth in the Prospectus, dated                 , 2017 (the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal”).

Enclosed herewith are copies of the following documents:

1.	Prospectus;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery;

4.	Instructions to Registered Holder from Beneficial Owner; and

5.	Letter which may be sent to your clients for whose account you hold Series A notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such clients’ instructions with regard to the Exchange Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                 , 2017, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION.

THE EXCHANGE OFFER IS NOT CONDITIONED UPON A MINIMUM AGGREGATE PRINCIPAL AMOUNT OF SERIES A NOTES BEING TENDERED.

Pursuant to the Letter of Transmittal, each holder of Series A notes will represent to the Company that (i) any Series B notes acquired in exchange for Series A notes tendered in the Exchange Offer will have been acquired in the ordinary course of business of the person receiving such Series B notes, whether or not such person is the undersigned, (ii) neither the holder of such Series A notes nor any such other person is engaged in, or intends to engage in, a distribution of such Series B notes, or has an arrangement or understanding with any person to participate in the distribution of such Series B notes or in the Exchange Offer for the purpose of distributing the Series B notes, and is not a broker-dealer tendering Series A notes acquired directly from the Company for its own account, and (iii) neither the holder of such Series A notes nor any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act, of the Company or, if such holder or any such other person is an “affiliate,” that such holder or any such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the tendering holder is a broker-dealer (whether or not it is also an “affiliate” of the Company or any of the guarantors within the meaning of Rule 405 under the Securities Act), it must also represent that such Series A notes held by the broker-dealer are held only as a nominee or that the Series A notes to be exchanged for the Series B notes were acquired by it for its own account as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Series B notes received in respect of such Series A notes pursuant to the Exchange Offer. By so acknowledging and by delivering such a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instructions to Registered Holder from Beneficial Owner contains an authorization by the beneficial owner of the Series A notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Series A notes pursuant to the Exchange Offer. Holders who tender their Series A notes for Series B notes will not be obligated to pay any transfer taxes in connection with the exchange, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the exchange agent, U.S. Bank National Association, in the manner set forth below.

By Messenger, Mail or Overnight Delivery:

U.S. Bank National Association

111 Fillmore Ave E

St. Paul, Minnesota 55107

Attention: Specialized Finance

Facsimile Transmission:

(651) 466-7372 (MN)

Confirm by Telephone:

(800) 934-6802 (MN)

Very truly yours,

SONIC AUTOMOTIVE, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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